UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 13, 2013
(Date of earliest event reported: December 12, 2013)

Revlon, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11178	13-3662955
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
237 Park Avenue New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

(212) 527-4000
(Registrant’s telephone number, including area code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Election of Directors; Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Cristiana Falcone Sorrell as a Director.  On December 12, 2013, the Board of Directors of Revlon, Inc. (“Revlon” or together with its subsidiaries, the “Company”) elected Ms. Cristiana Falcone Sorrell as a Director of Revlon, effective as of the Board’s next regular meeting, which is expected to be held during the first week of March 2014. With the election of Ms. Falcone Sorrell, Revlon’s Board of Directors will be comprised of fourteen members, nine of whom constitute independent Directors under NYSE and SEC standards.

Ms. Falcone Sorrell is currently Senior Adviser to the Chairman at the World Economic Forum, an independent international organization committed to improving the state of the world by engaging business, political, academic and other leaders of society to shape global, regional and industry agendas. In addition, she serves as Principal Consultant, Office of Outreach and Partnership for the Inter-American Development Bank, the leading source of development financing for Latin America and the Caribbean. Prior to joining the World Economic Forum in 2004, Ms. Falcone Sorrell held positions at the International Labor Organization and Shell.

Ms. Falcone Sorrell is a member of Viacom Inc.’s Board of Directors and its Audit Committee; a member of the Italian National Press Guild; a board member of Internews, a media development not-for-profit organization; and a member of the advisory board of RyTV, an Internet broadcasting platform. She is also a member of the board of advisers for Tufts University’s Friedman School of Nutrition Science and Policy.

Ms. Falcone Sorrell is not a party to any arrangement or understanding that would require disclosure under Item 5.02 of the Current Report on Form 8-K, nor any of the transactions listed in Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVLON, INC.

	By:	/s/ Michael T. Sheehan
Michael T. Sheehan
Senior Vice President, Deputy General Counsel and Secretary

Date: December 13, 2013